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                                                                    EXHIBIT 5.1


THOMAS G. LOVETT IV
(612) 371-3270
tlovett@lindquist.com

                              February 6, 1998


Premium Restaurant Company
5555 West 78th Street
Edina, Minnesota 55439-2702

     Re:  1997 Public Unit Offering
          -------------------------

Ladies and Gentlemen:

     As counsel to Premium Restaurant Company (the "Company"), you have requested our opinion in connection with the Company's issuance of up to 2,000,000 Units (the "Units"), each Unit consisting of one share of the Company's common stock, $.01 par value per share (the "Common Stock"), and one Redeemable Common Stock Purchase Warrant ("Warrant") to acquire an additional share of Common Stock, that will be issued in connection with the Company's public offering (the "Offering") pursuant to Form S-2 Registration No. 333-33187 (the "Registration Statement"), under the Securities Act of 1933, as amended; and up to 2,000,000 shares of Common Stock issuable upon exercise of the Warrants.

     We have reviewed the Restated Articles of Incorporation and Bylaws of the Company, as well as resolutions adopted by its Board of Directors authorizing the issuance and sale of the Units. In addition, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion set forth below.

     Based upon the foregoing, it is our opinion that:

     1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Minnesota;

     2. The Units and Common Stock included in the Units has been duly authorized by the Company, and the shares of Common Stock included in the Units when issued upon payment therefor will be validly issued, fully paid and nonassessable;

     3. The Common Stock issuable upon exercise of the Warrants will, assuming payment in accordance with the Warrant terms, will be validly issued, fully paid and nonassessable.



                                   Very truly yours,

                                   LINDQUIST & VENNUM P.L.L.P.

                                   /s/ Lindquist & Vennum P.L.L.P.